 Exhibit 99.1

Liberated Syndication Reports Increased Revenue and Profits for 2018

Pittsburgh, PA – March 14, 2019 – Liberated Syndication (OTCQB: LSYN) (“Libsyn”) announced today revenue of $22,010,132 for the full year 2018, representing an increase of 108% over full year 2017 revenue of $10,584,219. This was driven by the revenue generated from Libsyn’s acquisition of Pair Networks and from 30% growth in Libsyn Podcasting (Libsyn4) revenue.

Operating expenses for the full year of 2018 were $17,930,512 versus $13,766,647 from 2017, resulting in net income of $3,787,797. This represented fully diluted earnings per share of $.13 per share in 2018 versus a loss of ($.13) per share in 2017. Adjusted EBITDA (representing earnings before interest, taxes, depreciation and amortization and excluding non-cash compensation expense) for the full year 2018 was $7.4 million, versus $4.1 million in the previous year.

Liberated Syndication saw a strong net increase in cash and cash equivalents of $5,868,095 during 2018, which included net cash provided by operations of $7,998,526, and reflected $1,947,809 used for the repayment of debt and interest. The Company’s cash balance as of December 31, 2018, was $11,079,941 and management expects to see continued cash growth throughout 2019.

“Management expects podcasts to continue to grow in popularity as they have become an integral part of brand strategy along with websites, blogs and social media outlets,” commented Chris Spencer, Liberated Syndication CEO. “We expect 2019 to be a very good year for Liberated Syndication’s podcast hosting business and with the changes we’ve incorporated at Pair Networks, we anticipate strong growth across all aspects of our business. In 2019, we plan to expand our Podcast hosting product to target Spanish speaking podcast producers as well as launch, what we believe to be, a revolutionary podcast advertising platform built specifically for the podcast industry.”

Further details about the Company's financial results are available in its annual report on Form 10-K which is available on the website of the Securities and Exchange Commission at www.sec.gov.

About Liberated Syndication

Libsyn is one of the world’s leading podcast hosting network and has been providing publishers with distribution and monetization services since 2004. As of December 2018, Libsyn delivered over 5.1 Billion unique downloads for the year to 111 million monthly audience members. We host over 4,906,636 Million media files for more than 57,000 podcasts, including approximately 25% of the top 400 podcasts in iTunes. Podcast producers choose Libsyn to measure their audience, deliver audio and video podcast episodes, distribute their content through smartphone Apps (iOS, and Android), and monetize via premium subscription services and advertising. We are a Pittsburgh based company with a world-class team. Visit us on the web at www.libsyn.com.

Pair Networks, founded in 1996, is one of the oldest and most experienced Internet hosting company providing a full range of fast, powerful and reliable Web hosting services. Pair offers a suite of Internet services from shared hosting to virtual private servers to customized solutions with world-class 24x7 on-site customer support. Based in Pittsburgh, Pair serves businesses, bloggers, artists, musicians, educational institutions and non-profit organizations around the world. Visit us on the web at www.pair.com.

Investor Relations Contact

https://investor.libsyn.com

Art Batson
Arthur Douglas & Associates, Inc.
407-478-1120

Use of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization ("EBITDA") is not a measure of financial performance under GAAP. Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of the Company's financial and operating performance and its ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. A reconciliation of Net Income as reported in accordance with GAAP to EBITDA is provided at the end of this news release. Libsyn’s definition of EBITDA and Adjusted EBITDA may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as Net Income.

Legal Notice

“Forward-looking Statements” as defined in the Private Securities litigation Reform Act of 1995 may be included in some of the information or materials made available on this website. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, risks associated with our change in business strategy towards more heavy reliance upon on our new talent segment and wholesale channels, actions of regulators concerning our business operations or trading markets for our securities, the extent to which we are able to develop new services and markets for our services, our significant reliance on third parties to distribute our content, the level of demand and market acceptance of our services and the "Risk Factors" set forth in our most recent SEC filings.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA
(Unaudited)

	Twelve Months Ended
	December 31, 2018	December 31, 2017

Net Income (loss)	$3,787,797	$(3,182,395)
Add: Interest expense (income)	302,072	(185)
Income tax expense	--	--
Depreciation and Amortization	3,013,732	22,033
Non-cash compensation	318,000	7,274,000
Adjusted EBITDA	$7,421,601	$4,113,453

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